LETTER OF INTENT


     THIS LETTER OF INTENT is made and entered into this 8th day of May, 1998, by and between EUROGAS, INC., a Utah corporation ("EuroGas"), and BELMONT RESOURCES, a publicly-held Canadian corporation organized under the laws of the Province of British Columbia ("Belmont"), based on the following:

                                    Recitals

     A. EuroGas is a publicly held company that owns mineral interests in Slovakia through a subsidiary in a project hereinafter known as Danube. EuroGas' interest in the project is described in more detail in its annual report filed with the United States Securities and Exchange Commission on Form 10-K for the period ended December 31, 1997.

     B. In connection with the participation in the project, title questions have been raised concerning Danube's rights to certain concession areas and EuroGas' corresponding right to indemnity against certain parties known as the Danube shareholders, all which is more particularly described in EuroGas' annual report filed with the United States Securities and Exchange Commission on Form 10-K for the period ended December 31, 1997.

     C. Maseva, s.r.o. ("Maseva"), a company registered in the business registry of the district court in Slovakia, currently has the contract on this disputed property and also has certain other rights which are of interest to EuroGas ("Maseva Concession").

     D. Belmont currently owns 90% of the Maseva Concession and has the right to acquire the remaining 10%.

     E. Subject to the terms and conditions set forth, this Agreement shall allow EuroGas to acquire all of Belmont Resources' interest currently held and to be acquired in Maseva and its underlying properties as described in Exhibit A attached hereto.

                                   Agreement

     NOW THEREFORE, based upon foregoing recitals, which are incorporated herein by this reference, and the information currently known to EuroGas, the parties agree to enter into this Letter of Intent on the following principal terms and conditions:

     1. Exchange. In exchange for the all of Belmont's right, title and interest in Maseva Concession and subject to the terms and conditions set forth herein, EuroGas shall deliver to Belmont

          (a) 2,500,000 shares of restricted common stock bearing the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). NO OFFER OR SALE OF THESE SECURITIES MAY BE MADE IN THE UNITED STATES OR FOR THE BENEFIT OF A UNITED STATES PERSON WITHOUT FURTHER REGISTRATION OR OTHER COMPLIANCE WITH THE SECURITIES ACT."

          (b) Warrants to purchase 2,500,000 shares of EuroGas common stock at $5.00 per share for two years.

          (c) Piggyback Registration Rights Agreement with volume restrictions in a form to be agreed upon at closing.

          (d) An agreement reserving to Belmont a 25% working interest in the Maseva Concession with a provision that EuroGas carry Belmont's share of the costs on the first two wells drilled by EuroGas or assigns.

     2. Conditions Precedent to the Completion of the Acquisition. Set forth below are the conditions precedent that must be met prior to the completion and closing of the agreement.

          (a) EuroGas shall satisfactorily complete a legal due diligence review of Belmont's ownership interest in Meseval and its right to assign such interest.

          (b)  The execution of a definitive exchange agreement.

          (c) The necessary approval of the Board of Directors of each company and, if required, any regulatory approvals.

          (d)  The execution of a definitive registration rights agreement.

          (e) Belmont has secured the remaining 10% of the Maseva Concession or has made appropriate provisions for its future acquisition.

     3. Date of Closing. The parties commit to work in good faith toward the due diligence work, the negotiation, drafting, and execution of definitive agreements on or before May 15, 1998, and to complete the closing on or before June 15, 1998. If closing has not been completed by the 15th day of July, 1998, this Agreement, unless the time for closing is extended in writing by EuroGas, shall terminate.

     4. Due Diligence Investigation. Subject to the terms of confidentiality set forth in paragraph 5, Belmont agrees to afford EuroGas' employees, auditors, investment advisors, legal counsel, and other authorized representatives reasonable access to the properties, records, and personnel of Belmont as it relates to this matter in order to review and investigate the business records and legal documents of Belmont at the cost and expense of EuroGas.

     5. Confidentiality. During the course of the legal due diligence review, both EuroGas and Belmont may receive confidential and proprietary information about the other. The parties agree that each of them shall at all times take all reasonable and necessary steps to safeguard the confidentiality of proprietary information of the other party disclosed by or on behalf of that party in connection with the proposed transaction; that such information will be used solely for the purposes of evaluating the proposed transaction; and that such information will not be disclosed to any third party without the prior written consent of the disclosing party. In the event the transaction is not consummated, both parties agree to return all documents (and copies thereof) containing such confidential information to each other (or certify to each other as to the destruction of such documents and copies) and to continue to maintain the confidentiality of all disclosed information.

     6. Third Party Offers. In consideration of EuroGas' commitment to immediately begin expending funds for the legal due diligence investigation, and the negotiation and preparation of a definitive agreement respecting the transaction in order to complete the transaction as quickly as practicable, neither Belmont, nor its board of directors, officers, or affiliates will enter into any agreement, solicit or encourage submission of proposals or offers, or provide further information to any party with respect to the sale of the Project without the consent of EuroGas, for a period of 75 days subsequent to the date of this letter agreement. Belmont will immediately notify EuroGas of any offer or proposal it receives, including the identity of the other party and the specific terms of the offer or proposal.

     7. Costs. Whether or not the transaction is consummated, each of the parties will pay its respective costs and expenses associated with the negotiation, preparation, execution, and delivery of the definitive agreements and the consummation of the transaction.

     8. Press Releases. No press releases shall be issued by Belmont without the prior written consent of EuroGas which shall have the ability to review not only the timing of any such press release also the content set forth therein. The parties intend that the provision of this paragraph be fully binding regardless of whether or not the transaction is consummated.

     DATED as of the date first above written.

                                    EuroGas:


                                          By   /s/ Paul Hinterthur
                                            Duly Authorized Officer


                                    Belmont:

                                          BELMONT RESOURCES


                                          By   /s/ Vojetech Agyagos
                                            Duly Authorized Officer